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Exhibit 10.3

NEORX CORPORATION
KEY EXECUTIVE SEVERANCE AGREEMENT

        This Key Executive Severance Agreement (VP) (this "Agreement"), dated as of May 13, 2003, is entered into by and between NEORX CORPORATION, a Washington corporation (as supplemented by Section 10, the "Company"), and KAREN AUDITORE-HARGREAVES (the "Executive").

        The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the fact that the Executive does not have any form of traditional employment contract or other assurance of job security. The Board believes it is imperative to diminish any distraction of the Executive arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security by providing the Executive with reasonable compensation and benefit arrangements in the event of termination of the Executive's employment by the Company under certain defined circumstances.

        In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.     Term

        The initial term of this Agreement (the "Initial Term") shall be for a period of two (2) years from the date of this Agreement as first appearing; provided, however, that this Agreement shall automatically renew for successive additional two (2) year periods ("Renewal Terms"), unless notice of nonrenewal is given by either party to the other party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, and provided further that if a Change of Control (as defined in the Change of Control Agreement referenced in Section 16 hereof) occurs during the Term, the Term shall automatically extend for the duration of the Employment Period (as defined in the Change of Control Agreement). The "Term" of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive.

2.     Employment

        The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or by any affiliated or successor company is "at will" and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause, subject to the termination payments prescribed herein.

3.     Attention and Effort

        During any period of time that the Executive remains in the employ of the Company, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to her hereunder, and will seek to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Term, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the

Term shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

4.     Termination

        During the Term, employment of the Executive may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Sections 7.1 and 7.2 hereof and certain obligations under the Invention Agreement (as defined in Section 7.3 hereof) shall survive the termination of this Agreement and the termination of the Executive's employment with the Company:

        4.1   By the Company or the Executive

        At any time during the Term, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate her employment for Good Reason (as defined below) or for any reason, upon giving Notice of Termination (as defined below).

        4.2   Automatic Termination

        This Agreement and the Executive's employment shall terminate automatically upon the death or Total Disability of the Executive. The term "Total Disability" as used herein shall mean the Executive's inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the Executive's essential duties for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive's control, unless the Executive is granted a leave of absence by the Board.

        4.3   Notice of Termination

        Any termination by the Company or by the Executive during the Term shall be communicated by Notice of Termination to the other party given in accordance with Section 9 hereof. The term "Notice of Termination" shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        4.4   Date of Termination

        "Date of Termination" means (a) if the Executive's employment is terminated by reason of death, the last day of the calendar month in which the Executive's death occurs, (b) if the Executive's employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive's Total Disability, and (c) in all other cases, ten (10) days after the date of personal delivery or mailing of the Notice of Termination. The Executive's employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive's compensation during such period, excuse the Executive from any or all of her duties during such period.

5.     Termination Payments

        In the event of termination of the Executive's employment during the Term, all compensation and benefits shall terminate, except as specifically provided in this Section 5.

        5.1   Termination by the Company Other Than for Cause or by the Executive for Good Reason

        If during the Term the Company terminates the Executive's employment other than for Cause or the Executive terminates her employment for Good Reason, the Executive shall be entitled to:

          (a)   receive payment of the following accrued obligations (the "Accrued Obligations"):

            (i)    the Executive's then current annual base salary through the Date of Termination to the extent not theretofore paid; and

            (ii)   any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any) and any accrued vacation pay that would be payable under the Company's standard policy, in each case to the extent not theretofore paid;

          (b)   for one year after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Company shall pay the Executive's premiums for health insurance benefit continuation for the Executive and her family members, if applicable, that the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as "COBRA Continuation"); and

          (c)   an amount as severance pay equal to one hundred percent (100%) of the Executive's then current annual base salary for the fiscal year in which the Date of Termination occurs, subject to payment and potential reduction as set forth in Sections 5.5 and 5.9 hereof.

        5.2   Termination for Cause or Other Than for Good Reason

        If during the Term the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company's obligation to pay the Executive the Accrued Obligations to the extent theretofore unpaid.

        5.3   Expiration of Term

        In the event the Executive's employment is not terminated prior to expiration of the Term, this Agreement shall terminate without further obligation on the part of the Company to the Executive.

        5.4   Termination Because of Death or Total Disability

        If the Executive's employment is terminated during the Term by reason of the Executive's death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or her legal representatives under this Agreement, other than the Company's obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable in the case of the Executive's death) and to provide COBRA Continuation.

        5.5   Payment Schedule and Offset for Other Earnings

        All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 5, shall be made to the Executive within ten (10) working days of the Date of Termination. Any severance payments payable to the Executive pursuant to Section 5.1(c) shall be made to the Executive in the form of salary continuation, payable at normal payroll intervals during the one year period following the Date of Termination ("Payment Period"). Any severance payments payable to the Executive pursuant to Section 5.1(c) on or after the date of nine (9) months after the Date of Termination ("Offset Period") shall be subject to offset for other earnings received by the Executive as follows:

          (a)   The Executive shall have no affirmative duty to seek other employment or otherwise mitigate lost earnings during any part of the Payment Period.

          (b)   The Executive shall disclose to the Company any earnings received (or that the Executive had the right to receive) from employment, consulting or performance of other personal services during the Offset Period, and the source(s) of such earnings.

          (c)   The Company, in each payroll period during the Offset Period that a severance payment is due, shall have the right to offset on a dollar-for-dollar basis all such earnings that the Executive received or had the right to receive during that payroll period.

        5.6   Cause

        For purposes of this Agreement, "Cause" means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one or more of the following events:

          (a)   a clear refusal to carry out any material lawful duties of the Executive or any directions of the Board or senior management of the Company reasonably consistent with those duties;

          (b)   persistent failure to carry out any lawful duties of the Executive or any directions of the Board or senior management reasonably consistent with those duties; provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

          (c)   violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

          (d)   current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive; or any incident materially compromising the Executive's reputation or ability to represent the Company with investors, customers or the public; or

          (e)   any other material violation of any provision of this Agreement by the Executive, subject to the notice and opportunity to cure requirements of Section 8 hereof.

        5.7   Good Reason

        For purposes of this Agreement, "Good Reason" means:

          (a)   reduction of the Executive's annual base salary to a level below the level in effect on the date of this Agreement, regardless of any change in the Executive's duties or responsibilities;

          (b)   the assignment to the Executive of any duties materially inconsistent with the Executive's position, authority, duties or responsibilities or any other action by the Company the results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (c)   the Company's requiring the Executive to be based at any office or location more than thirty (30) miles from the Company's current location in Seattle, Washington;

          (d)   any failure by the Company to comply with and satisfy Section 10 hereof, provided, however, that the Company's successor has received at least ten (10) days' prior written notice from the Company or the Executive of the requirements of Section 10 hereof; or

          (e)   any other material violation of any provision of this Agreement by the Company, subject to the notice and opportunity to cure requirements of Section 8 hereof.

        5.8   General Release of Claims

        As a condition to the payment contemplated by Section 5.1(c), the Executive shall execute a general release of claims against the Company in a form satisfactory to the Company in its sole discretion. By way of example and not limitation, the general release of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company's right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

        5.9   Dispute regarding existence of Good Reason for Termination

        In the event the Company disputes whether Good Reason existed for the Executive to terminate her employment for Good Reason, the Company shall pay salary continuation as provided in Section 5.5 until the earliest of (i) settlement by the parties, (ii) determination by arbitration in accordance with Section 14 hereof that Good Reason did not exist, and (iii) completion of the payments required by Section 5.5 and Section 5.1(c) hereof. If, pursuant to Section 14 hereof, an arbitrator determines that Good Reason did not exist, the arbitrator shall also decide whether the Executive had a reasonable, good-faith basis for claiming that there was Good Reason to terminate. If the arbitrator determines that there was not such a basis, the Executive shall be obligated to repay promptly to the Company the salary continuation payments; if the arbitrator determines that there was such a basis, the Executive shall not be obligated to repay the salary continuation.

6.     Representations, Warranties and Other Conditions

        In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

        6.1   Health

        The Executive is in good health and knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent her from fulfilling her obligations hereunder. The Executive agrees, if the Company requests, to submit to reasonable periodic medical examinations by a physician or physicians designated, paid for and arranged by the Company. The Executive agrees that the examination's medical report shall be provided to the Company.

        6.2   No Violation of Other Agreements

        The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.

7.     Nondisclosure; Return of Materials

        7.1   Nondisclosure

        Except as required by her employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information without the prior written consent of the Company. The Executive understands that the Company will be relying on this covenant in continuing the Executive's employment, paying her compensation, granting her any promotions or raises, or entrusting her with any information that helps the Company compete with others.

        7.2   Return of Materials

        All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time while employed by the Company, or in her possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.

        7.3   Invention and Proprietary Information Agreement

        The parties have executed concurrently herewith the NeoRx Corporation Invention and Proprietary Information Agreement, in the form attached as Exhibit A ("Invention Agreement") and acknowledge that their respective obligations thereunder, including, without limitation, Executive's obligation not to compete with the Company set forth in Section 7 thereof, shall apply to the entire period of Executive's employment with the Company and shall survive the execution of this Agreement, the termination of this Agreement and the termination of the Executive's employment with the Company.

8.     Notice and Cure of Breach

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 5.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

9.     Form of Notice

        Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Karen Auditore-Hargreaves 15438 SE 47th Street Bellevue, WA 98006

If to the Company:	NeoRx Corporation 300 Elliott Avenue West Seattle, Washington 98119 Attn: President
With a copy to:	Perkins Coie LLP 1201 Third Avenue, 40th Floor Seattle, Washington 98101-3099 Attn: James R. Lisbakken

Except as set forth in Section 4.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

10.   Assignment

        This Agreement is personal to the Executive and shall not be assignable by the Executive.

        The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean NeoRx Corporation and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of the Executive's employment by one such entity and the immediate hiring and continuation of the Executive's employment by the succeeding entity shall not be deemed to constitute a termination or trigger any severance obligation under this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

11.   Waivers

        No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

12.   Amendments In Writing

        No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

13.   Applicable Law

        This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

14.   Arbitration; Attorneys' Fees

        Except in connection with enforcing Section 7 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then in effect, conducted by one (1) arbitrator either mutually agreed upon or selected in accordance with the AAA Rules. The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator's decision shall be final and binding, and each party agrees to be bound by the arbitrator's award, subject only to an appeal therefrom in accordance with the laws of the State of Washington. Either party may obtain judgment upon the arbitrator's award in the Superior Court of King County, Washington.

        If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys' fees.

15.   Severability

        If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

16.   Coordination With Change of Control Agreement

        The Company and the Executive are contemporaneously with this Agreement entering into a Change of Control Agreement (the "Change of Control Agreement"), which agreement provides for certain forms of severance and benefit payments in the event of termination of Executive's employment under certain defined circumstances. This Agreement is in addition to the Change of Control Agreement, providing certain assurances to the Executive in circumstances that the Change of Control Agreement does not cover, and in no way supersedes or nullifies the Change of Control Agreement. Nevertheless, it is possible that a termination of employment by the Company or by the Executive may fall within the scope of both agreements. In such event, payments made to the Executive under Section 5.1 hereof shall be coordinated with payments made to the Executive under Section 8.1 of the Change of Control Agreement as follows:

          (a)   Accrued Obligations under this Agreement need not be paid if paid under the Change of Control Agreement;

          (b)   COBRA Continuation under this Agreement need not be provided if provided under the Change of Control Agreement; and

          (c)   The severance payment required under Section 5.1(c) hereof need not be paid if a severance payment is made under Section 8.1(d) of the Change of Control Agreement.

17.   Excess Parachute Payments

        Unless provided by Section 8.8 of the Change of Control Agreement, if any portion of the payments or benefits under this Agreement or any other agreement or benefit plan of the Company (including stock options) would be characterized as an "excess parachute payment" to the Executive under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive shall be paid any excise tax that the Executive owes under Section 4999 of the Code as a result of such characterization, such excise tax to be paid to the Executive at least ten (10) days prior to the date that she is obligated to make the excise tax payment. The determination of whether and to what extent any payments or benefits would be "excess parachute payments" and the date by which any excise tax shall be due, shall be determined in writing by recognized tax counsel selected by the Company and reasonably acceptable to the Executive.

18.   Entire Agreement

        Except as described in Section 16 hereof, this Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter, including, without limitation, the Key Executive Severance Agreement, dated May 13, 1999 between the parties, are hereby superseded and nullified in their entireties, except that the Invention Agreement shall continue in full force and effect to the extent not superseded by Sections 7.1 and 7.2 hereof.

19.   Withholding

        The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.   Counterparts

        This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

NEORX CORPORATION
By:	/s/ JACK L. BOWMAN Name: Jack L. Bowman Its: Executive Chairman
EXECUTIVE
By:	/s/ KAREN AUDITORE-HARGREAVES Name: Karen Auditore-Hargreaves

EXHIBIT A

NEORX CORPORATION

INVENTION AND PROPRIETARY INFORMATION AGREEMENT

        In an effort to define and clarify my rights and obligations as an employee and the rights and obligations of NeoRx Corporation and any of its subsidiaries and affiliates to which its employees are assigned (the "Company") and

        In recognition of the importance of confidential information, trade secrets and inventions to the Company and

        In consideration of my employment by the Company, any opportunities for advancement or reassignment that the Company may from time to time offer me, the training, contacts, experience and confidential information I will receive within the first month and throughout the course of such employment, the compensation paid to me in connection with such employment and any stock and/or stock options which have been or may be granted to me by the Company,

        I agree as follows:

        1.     For purposes of this Agreement the terms:

          (a)   "Inventions" means discoveries, developments, designs, improvements, inventions and works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon, whether or not reduced to writing or practice, and

          (b)   "Proprietary Information" means information and materials (biological, chemical or otherwise) not generally known or available outside the Company and information and materials entrusted to the Company by third parties. This includes, but is not limited to, trade secrets, confidential knowledge, ideas, mask works, source and object codes, biological materials such as nucleic acids, proteins, organisms, cell lines, antibodies or antigen source materials, or fragments thereof, and information which may relate, for example, to Inventions, research, development, manufacturing, business plans, personnel, purchasing, financial data, marketing or selling. Proprietary Information may include or may be contained in material such as drawings, samples, prototypes, data, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

        2.     All Proprietary Information which is made available to me or which I conceive, create, develop, reduce to practice, or compile, either alone or with others, during the term of my employment shall be the exclusive property of the Company, and I hereby assign to the Company my entire right, title and interest in all such Proprietary Information. I will preserve in confidence and will not disclose or use, either during or after the term of my employment, any Proprietary Information, except as required in my work for the Company or as authorized in writing by the Company. With respect to Proprietary Information received by the Company from a third party, I will abide by any additional terms and conditions (including limitations on use) imposed upon the Company by the third party of which I am aware. Upon termination of my employment or upon request, I will deliver to the Company all forms of materials in my possession that contain or embody any Proprietary Information.

        3.     I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this paragraph will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

        4.     I hereby assign to the Company my entire right, title and interest in and to all Inventions that I conceive, create, develop or reduce to practice, either alone or with others, during the term of my employment. I will promptly and fully record and disclose to the Company in writing any such Inventions and Proprietary Information that I make, conceive, or develop, in whole or in part, and either solely or jointly with others during the entire term of my employment by the Company.

        NOTICE: Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee's own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

        5.     During or after my employment, upon the Company's request and at the Company's expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain, defend or enforce patents, copyrights and any other legal rights in the United States and foreign countries in Inventions and Proprietary Information covered by Paragraphs 2 and 4, and I will execute all papers and do any and all acts necessary to document the assignment and transfer to the Company of my entire right, title and interest in and to such Inventions and Proprietary Information. If, for any reason, the Company is unable to secure my signature on any paper required under this Paragraph 4, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for me, and in my behalf, to execute and process any such papers and to do all other lawful acts to further the intent of this Paragraph 5.

        6.     I have prepared and attached hereto a list of all Inventions, patent applications and patents conceived, created, developed or reduced to practice by me or with others prior to my employment with the Company, which are subject to prior agreements or which I desire to exclude from this Agreement, or if no such list is attached, I hereby represent and warrant that there are no such Inventions, patent applications or patents. If in the course of my employment with the Company, I use or incorporate into a product or process an Invention not assigned by Paragraph 4 of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest (with right to sublicense) to make, have made, use, sell, offer to sell and import such Invention without restriction.

        7.     In order to aid in the protection of the Inventions and Proprietary Information of the Company, during the term of my employment and for one (1) year thereafter, I will not, for my benefit or the benefit of others without the Company's written consent (a) engage in research or development with respect to the same or similar projects on which I was performing research or development for the Company or (b) directly or indirectly be employed or involved with any business unit developing or exploiting any products or services that are competitive with products or services (i) being developed or exploited by the Company during my employment and (ii) on which I worked or about which I learned Proprietary Information during my employment with the Company.

        8.     During the term of my employment and for one (1) year thereafter, I will not, directly or indirectly, recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company, to engage in activities competitive with the Company or not to provide future services to the Company. During the term of my employment and for one (1) year thereafter, I will not, directly or indirectly, solicit, induce or encourage in any way any strategic partners, customers, suppliers or vendors to terminate or reduce there relationship with the Company or not to enter into any business or relationship with the Company.

        9.     I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        10.   This Agreement will be governed by and construed in accordance with the laws of the state of Washington (regardless of its choice-of-law provisions). I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.

        11.   My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound.

        12.   I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company, or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.

        13.   I agree and understand that nothing in this Agreement will confer any right with respect to continuation of my employment by the Company, nor will it interfere with the Company's right to terminate my employment at any time.

        14.   The obligations of this Agreement will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. If any obligation herein is held to be too broad to be enforced, it will be construed to be enforceable only to the full extent permitted by law. This Agreement is for the benefit of the Company, its successors and assigns (including all present and future subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor.

        I HAVE READ AND FULLY UNDERSTOOD THIS AGREEMENT.

Signature of Employee

Name of Employee (Please Print)

Date
Inventions listed on attached: ☐ Yes ☐ No
Signature of Witness for NeoRx Corporation

Name of Witness (Please Print)

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Exhibit 10.3
NEORX CORPORATION KEY EXECUTIVE SEVERANCE AGREEMENT
EXHIBIT A NEORX CORPORATION INVENTION AND PROPRIETARY INFORMATION AGREEMENT